Exhibit 3.1

[Translation]

Articles of Incorporation of Kubota Pharmaceutical Holdings Co., Ltd.

Chapter 1 General Provisions

Article 1 Name

The name of the Company shall be “Kubota Pharmaceutical Holdings Kabushiki Kaisha”, which shall be expressed in English as “Kubota Pharmaceutical Holdings Co., Ltd.”

Article 2 Purpose

2.1	The purpose of the Company shall be to control and manage, by holding share or other interests, the business activities of companies (including foreign companies), partnerships (“kumiai”) (including equivalent foreign associations) and other business entities engaged in any of the following businesses:

(1)	Research, development, export and import, and manufacturing, commissioned manufacturing, and sales of medical products, quasi-medical products, raw materials for medical products, medical-use equipment, medical-use consumables, veterinary drugs, agrichemicals, cosmetics and health food;

(2)	Consulting services relating to (1) above;

(3)	Commissioned research and development in the field of medicine and agriculture;

(4)	Transfer, acquisition and management of patent rights relating to the field of medicine and agriculture;

(5)	Research and development, and technology transfer of transplants and regenerative medicine, and manufacture, export and import, and sales of regenerative medicine products; and

(6)	Any business incidental to the businesses set forth in (1) through (5) above.

2.2	The Company may engage in any business set forth in (1) through (6) of the preceding paragraph.

Article 3 Location of Head Office

The Company’s head office shall be located in Shibuya-ku, Tokyo.

Article 4 Organizations

The Company shall establish the following organizations in addition to the general meeting of shareholders and Directors:

(1)	Board of Directors;

(2)	Nominating Committee, Audit Committee, and Compensation Committee (collectively, “Committees”); and

(3)	Accounting Auditor.

Article 5 Method of Public Notices

Public notices of the Company shall be given by way of electronic public notice; provided, however, that if a public notice cannot be so given due to an accident or any other unavoidable event, it shall be given in the Nihon Keizai Shimbun.

Chapter 2 Shares

Article 6 Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be 151,358,476.

Article 7 Number of Shares Constituting One Unit of Shares

The number of shares constituting one unit of shares of the Company shall be 100.

Article 8 Rights for Shares Constituting Less Than One Unit

Each shareholder of the Company may not exercise any rights with respect to its shares constituting less than one unit, except for the rights under each item of Article 189, Paragraph 2 of the Companies Act.

Article 9 Administrator of Shareholder Registry

9.1	The Company shall appoint an administrator of shareholder registry.

9.2	The administrator of shareholder registry and the place of its business shall be determined by a resolution of the Board of Directors or the Executive Officer(s), delegated by resolution of the Board of Directors, and a public notice with respect thereto shall be given.

9.3	Preparing and keeping the Company’s shareholder registry and stock acquisition right registry and other business relating to the shareholder registry and the stock acquisition right registry shall be entrusted to the administrator of shareholder registry and shall not be handled by the Company.

Article 10 Share Handling Regulations

Matters concerning the handling and fees relating to shares of the Company shall be governed by the share handling regulations established by the Board of Directors or the Executive Officer(s) delegated by resolution of the Board of Directors, in addition to laws and ordinances and these Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

Article 11 Convocation of General Meeting of Shareholders

11.1	An annual general meeting of shareholders shall be convened within three months after the record date for the voting rights at such annual general meeting of shareholders set forth in Article 12.

11.2	An extraordinary general meeting of shareholders may be convened whenever necessary.

Article 12 Record Date for Annual General Meetings of Shareholders

The record date for the voting rights at the Company’s annual general meetings of shareholders shall be the last day of February of each year.

Article 13 Convener and Chairman of General Meetings of Shareholders

Unless otherwise provided in laws and ordinances, the Director concurrently serving as Chairman and Executive Officer, shall convene general meetings of shareholders and act as the chairman; provided, however, that, if such Director is unable to do so, other Directors shall act on its behalf in the order predetermined by the Board of Directors.

Article 14	Disclosure and Deemed Provision of Reference Documents Etc. for General Meeting of Shareholders through the Internet

In convening a general meeting of shareholders, the Company may deem the information concerning matters that are required to be stated or indicated in a reference document for the general meeting of shareholders, a business report, a financial statement and a consolidated financial report to have been provided to shareholders by disclosing the same through the internet in accordance with the ordinance of the Ministry of Justice.

Article 15 Matters to be Resolved at General Meetings of Shareholders

15.1	General meetings of shareholders, by their resolutions, may determine the content of a plan to issue stock acquisition rights (stock options) to executive officers, employees (including those who concurrently serve as a director) and consultants of the Company or any of its parent and subsidiaries, in addition to the matters prescribed in laws and ordinances or these Articles of Incorporation.

15.2	The Company, when it determines the content of the plan set forth in the preceding paragraph pursuant thereto, may determine the following items and other outlines of the terms and conditions of the issuance of stock acquisition rights:

(1)	Class of shares subject to the stock acquisition rights to be issued under the plan;

(2)	Maximum total number of shares subject to the stock acquisition rights to be issued under the plan, or the calculation method for such number;

(3)	Amount of cash to be paid in exchange for the stock acquisition rights to be issued under the plan, or the calculation method for such amount (or, if such payment of cash is not required, a provision to that effect);

(4)	Outline of the content and value of the property to be contributed upon exercise of the stock acquisition rights to be issued under the plan;

(5)	Effective period of the plan; and

(6)	Such other terms and conditions as are deemed necessary by the Company.

Article 16 Method of Resolution of General Meeting of Shareholders

16.1	Unless otherwise provided in laws and ordinances or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the voting rights of shareholders present at the meeting and entitled to exercise their voting rights.

16.2	Resolutions of a general meeting of shareholders under Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds or more of the voting rights of the shareholders present at the meeting where the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

Article 17 Exercise of Voting Rights by Proxy

Each shareholder may exercise its voting rights by appointing as a proxy another shareholder of the Company who has voting rights. In this case, the shareholder or the proxy shall submit to the Company a document evidencing the proxy’s authority at each general meeting of shareholders.

Chapter 4 Directors and Board of Directors

Article 18 Number of Directors

The Company shall have seven or fewer Directors.

Article 19 Election of Directors

19.1	Directors shall be elected by resolution of a general meeting of shareholders.

19.2	A resolution for election of Directors shall be adopted by a majority of the voting rights of the shareholders present at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

19.3	A resolution for election of Directors shall not be adopted by cumulative voting.

Article 20 Term of Office of Directors

20.1	The term of office of Directors shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within one year after their election.

20.2	The term of office of Directors elected to increase the number of Directors or fill a vacancy shall expire at the expiration of the term of office of the other Directors in office.

Article 21 Convener and Chairman of Meetings of the Board of Directors

Unless otherwise provided in laws and ordinances, the Director concurrently serving as Chairman and Executive Officer shall convene meetings of the Board of Directors and act as the chairman; provide, however, that if such Director is unable to do so, other Directors shall act on his or her behalf in the order predetermined by the Board of Directors.

Article 22 Notice to Convene Meetings of the Board of Directors

22.1	A notice to convene meetings of the Board of Directors shall be dispatched to each Director no later than three days before the date of the meeting; provided, however, that in case of emergency, the foregoing notice period may be shortened.

22.2	Meetings of the Board of Directors may be held without taking the convocation procedures with the consent of all the Directors.

Article 23 Method of Resolution of the Board of Directors

Resolutions of the Board of Directors shall be adopted by a majority vote of the Directors present at the meeting where the majority of the Directors entitled to participate in the vote are present.

Article 24 Deemed Resolution of the Board of Directors

Resolutions of the Board of Directors shall be deemed to have been adopted when the requirements of Article 370 of the Companies Act are satisfied.

Article 25 Regulations of the Board of Directors

Matters concerning the Board of Directors shall be governed by the regulations of the Board of Directors established by the Board of Directors in addition to laws and ordinances and these Articles of Incorporation.

Article 26 Exemption of Directors from Liability

26.1	Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt the liability of Directors (including former Directors) for damages arising as a result of a failure to perform their duties to the extent permitted by laws and ordinances.

26.2	Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Directors (excluding executive directors, etc.) that limits their liability for damages arising as a result of a failure to perform their duties; provided that the amount of liability of such Directors thereunder may not be smaller than the amount provided in Article 425, Paragraph 1 of the Companies Act.

Chapter 5 Committees

Article 27 Appointment of Members of the Committees

27.1	The members of the Committees shall be appointed from among the Directors by resolution of the Board of Directors.

27.2	The chair of each Committee shall be appointed by the Board of Directors.

Article 28 Regulations of the Committees

Matters concerning each Committee shall be governed by the regulations of the Committee established by the Board of Directors, in addition to laws and ordinances and these Articles of Incorporation.

Chapter 6 Executive Officers

Article 29 Number of Executive Officers

The Company shall have five or fewer Executive Officers.

Article 30 Election of Executive Officers

Executive Officers shall be elected by resolution of the Board of Directors.

Article 31 Term of Office of Executive Officers

The term of office of Executive Officers shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within one year after their election.

Article 32 Representative Executive Officer and Executive Officers with Titles

32.1	The Board of Directors shall appoint, by its resolution, Representative Executive Officer(s).

32.2	The Board of Directors may appoint, by its resolution, one Chairman, one President, one Chief Executive Officer, one Chief Financial Officer and officers with other titles from among the Executive Officers.

Article 33 Exemption of Executive Officers from Liability

Pursuant to Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt the liability of Executive Officers (including former Executive Officers) for damages arising as a result of a failure to perform their duties to the extent permitted by laws and ordinances.

Chapter 7 Accounting

Article 34 Business Year

The business year of the Company shall be one year from January 1 to December 31 of each year.

Article 35 Organization to Determine the Dividends of Surplus

The Company shall determine, by resolution of the Board of Directors, the matters provided in each item of Article 459, Paragraph 1 of the Companies Act without resolution of a general meeting of shareholders, unless otherwise provided in laws and ordinances.

Article 36 Dividends of Surplus

36.1	The record date for the Company’s year-end dividends is December 31 of each year.

36.2	The record date for the Company’s interim dividends is June 30 of each year.

36.3	In addition to the preceding two paragraphs, the Company may distribute dividends of surplus by establishing a record date therefor.

Article 37 Statute of Limitations for Dividends

If dividends are payable in cash, the Company shall be relieved from the obligation to pay such dividends if such dividends remain unreceived after three years has passed from the date of commencement of the payment.

Adopted on December 8, 2015

Amended on October 24, 2016

Amended on December 1, 2016